UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2013

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2013, Central Garden & Pet Company (the “Company”) issued a press release announcing that John R. Ranelli has been named President and Chief Executive Officer of the Company, effective February 11, 2013. Mr. Ranelli has been a member of the Company’s Board of Directors and a member of the Board’s audit committee since 2010. He will remain on Central’s Board. William E. Brown, the Company’s Chairman and Chief Executive Officer, is resigning as Chief Executive Officer effective February 11, 2013 and will continue as Chairman. A copy of the press release is attached hereto as Exhibit 99.1.

John Ranelli has extensive experience leading mid- to large-size consumer companies. From 2007 to 2008, he served as President and CEO of Mikasa Inc., a global dinnerware, crystal and home accessories company, of FGX International (Foster Grant) a global optical company and, from 2011 to 2012, of Woolrich Inc., an outdoor clothing company. He has also served as an advisor to companies and private equity firms since leaving Mikasa Inc. when it was sold in 2008. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, a global optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation (TEVA and UGG), TLC Beatrice and The Timberland Company. He served on the boards of GNC, Deckers Outdoor Corp, and Party City. Mr. Ranelli will continue to serve on the board of directors of Woolrich, Inc. as non-executive Chairman.

Pursuant to his employment agreement dated January 9, 2013, Mr. Ranelli will receive an annual salary of $673,000 and will be eligible for an annual bonus targeted at 75% of his base compensation, subject to his and the Company’s performance. During the initial year of his employment, at a minimum, he will be entitled to a prorated portion of the target bonus amount measured by the portion of the fiscal year during which he is employed by the Company so long as he remains employed by the Company through that time.

On February 11, 2013, Mr. Ranelli will be granted non-qualified stock options to purchase shares of the Company’s Common Stock (CENT). The number of shares shall be determined so that the Black-Scholes value of the grant shall be equal to approximately one million dollars. These options shall vest over a five year period at a rate of twenty percent per year and shall expire six years from the issue date.

The Company may terminate the agreement without cause upon 24 months’ written notice and in such an event, Mr. Ranelli would be entitled to nine months of base salary subject to the execution of a general release. The employment agreement also provides for a Post-Employment Consulting Agreement and an Agreement to Protect Confidential Information.

Mr. Ranelli, age 66, will serve at the pleasure of the Board of Directors. There was no arrangement or understanding between him and any other person pursuant to which he was to be selected as an officer, and Mr. Ranelli has no family relationship with any officer or director of the Company.

Item 9.01.	Financial Statements and Exhibits

99.1	Press Release dated January 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ William E. Brown
William E. Brown
Chairman and Chief Executive Officer

Dated: January 9, 2013

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